As filed with the Securities and Exchange Commission on December 7, 2005

                                                          Registration No. 333 -
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                            INKSURE TECHNOLOGIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                              84-1417774
  (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

           1770 N.W. 64TH STREET, STE. 350, FORT LAUDERDALE, FL 33309 (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES)


                             2002 EMPLOYEE, DIRECTOR
                        AND CONSULTANT STOCK OPTION PLAN

         EMPLOYMENT AGREEMENT, DATED FEBRUARY 6, 2002, WITH ELIE HOUSMAN
                           (FULL TITLES OF THE PLANS)


                            INKSURE TECHNOLOGIES INC.
                         1770 N.W. 64TH STREET, STE. 350
                            FORT LAUDERDALE, FL 33309
                                 (954) 772-8507
 (NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH COPIES TO:
                              KENNETH R. KOCH, ESQ.
                           MINTZ, LEVIN, COHN, FERRIS,
                             GLOVSKY AND POPEO, P.C.
                                666 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 935-3000


                         CALCULATION OF REGISTRATION FEE

                                                                Proposed Maximum       Proposed Maximum
                                          Amount to be         Offering Price Per         Aggregate          Amount of
Title of Securities to be Registered      Registered(1)             Share(5)          Offering Price(5)    Registration
------------------------------------- ---------------------- ------------------------ ------------------- ----------------
Common Stock, par value $0.01 per share    1,676,347(2)             $1.073              $1,798,720.30        $192.46

Common Stock, par value $0.01 per share    1,823,653(3)             $2.93               $5,343,303.20        $571.73

Common Stock, par value $0.01 per share      478,469(4)             $0.966              $  462,201.05        $ 49.46

Total                                      3,978,469                     -              $7,604,224.55        $813.65

(1) Plus such indeterminate number of shares of common stock as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Represents the registration of 1,676,347 shares of our common stock issued or issuable upon exercise of options granted under our 2002 Employee, Director And Consultant Stock Option Plan, or the 2002 Stock Option Plan, with a weighted average exercise price per share of $1.073.

(3) Represents the registration of 1,823,653 shares of our common stock issuable upon exercise of options reserved for grant under the plan.

(4) Represents the registration of 478,469 shares of our common stock issuable upon exercise of options granted to Elie Housman, our Chairman of the Board and Chief Executive Officer, under that certain Employment Agreement, dated February 6, 2002, by and between Mr. Housman and us, or the Housman Employment Agreement Plan, with an exercise price per share of $0.966.

(5) This calculation is made solely for the purpose of calculating the registration fee pursuant to the provisions of Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, as follows: (i) in the case of shares of common stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of common stock for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices of our common stock as quoted on the Over-the-Counter Bulletin Board as of a date within five business days prior to filing this Registration Statement, or December 2, 2005.

                                EXPLANATORY NOTE

     In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, or the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of common stock pursuant to the Plans. The prospectus filed as part of this registration statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock that have been and/or may hereafter be issued upon the exercise of options that have been and/or may hereafter be granted under the Plans.

                                   PROSPECTUS

                            INKSURE TECHNOLOGIES INC.

                        3,500,000 SHARES OF COMMON STOCK
                            PAR VALUE $0.01 PER SHARE
                       issued or issuable pursuant to the
                             2002 EMPLOYEE, DIRECTOR
                        AND CONSULTANT STOCK OPTION PLAN

              ----------------------------------------------------

                         478,469 SHARES OF COMMON STOCK
                            PAR VALUE $0.01 PER SHARE
                            issuable pursuant to the
                        HOUSMAN EMPLOYMENT AGREEMENT PLAN

     The shares of common stock, par value $0.01 per share, or the Shares, offered hereby are (i) shares which have been or may in the future be issued upon the exercise of stock options which have been or may in the future be granted under the 2002 Employee, Director And Consultant Stock Option Plan, or the 2002 Stock Option Plan, to be sold by stockholders, or the Stockholders, of InkSure Technologies Inc., a Delaware corporation, identified herein and (ii) shares issuable upon exercise of options granted to Elie Housman, our Chairman of the Board and Chief Executive Officer, under that certain Employment Agreement, dated February 6, 2002, by and between Mr. Housman and us, or the Housman Employment Agreement Plan, to be sold by Mr. Housman. Together, the 2002 Stock Option Plan and the Housman Employment Agreement Plan are referred to herein as the Plans and together the Stockholders and Mr. Housman are referred to herein as the Selling Stockholders. We will not receive any of the proceeds from the sale of the Shares. Some or all of the Shares may be offered for sale from time to time by the Selling Stockholders or by pledgees, donees, transferees, or other successors in interest. Such sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions or otherwise, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders and any broker-dealers (including underwriters) who may participate in a sale of the Shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the commissions paid or discounts or concessions allowed to any of such broker-dealers (including underwriters) by any person, as well as any profits received on the resale of the Shares if any of such broker-dealers (including underwriters) should purchase any Shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act. All discounts, commissions or fees incurred in connection with the sale of the Shares offered hereby will be paid by the Selling Stockholders or by the purchasers of the Shares, except that the expenses of registering the Shares and preparing and filing this prospectus with the Securities and Exchange Commission, or the Commission, and of registering or qualifying the Shares under the blue sky laws of any jurisdiction necessary to permit the distribution as described in this prospectus, will be paid by us.

     Our common stock is currently listed on the OTC Electronic Bulletin Board under the symbol "INKS.OB." On December 5, 2005, the last reported sale price of our common stock on the OTC Electronic Bulletin Board was $2.90 per share.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                 PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY
       THE RISK FACTORS INDICATED UNDER "RISK FACTORS" STARTING ON PAGE 3.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus December 7, 2005.

                                TABLE OF CONTENTS

THE COMPANY                                          1

RISK FACTORS                                         3

SELLING STOCKHOLDERS                                13

PLAN OF DISTRIBUTION                                15

USE OF PROCEEDS                                     15

LEGAL MATTERS                                       16

EXPERTS                                             16

HOW TO OBTAIN ADDITIONAL INFORMATION                16

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE     16

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                   THE COMPANY

     IN THIS SECTION, "THE COMPANY," REFERENCES TO "WE," "US," "OUR," AND "OURS" REFER TO INKSURE TECHNOLOGIES INC. AND ITS CONSOLIDATED SUBSIDIARIES.

GENERAL

     We develop, market and sell customized authentication systems designed to enhance the security of documents and branded products and to meet the growing demand for protection from counterfeiting and diversion. In this context, "counterfeit items" are imitation items that are offered as genuine with the intent to deceive or defraud. "Diversion" (also termed "parallel trading" or "gray market commerce") is the selling of goods (often genuine goods) in a geographic market where both wholesale and retail prices are high while falsely purchasing them for another market where wholesale prices are lower, thus taking advantage of the price difference between the two markets. We operate within the "authentication industry," an industry that includes a variety of firms providing technologies and services designed to prevent the counterfeiting and diversion of valuable documents and products. The United Kingdom's Counterfeit Intelligence Bureau estimates that losses by companies and governments from counterfeiting and diversion range from $300 billion to as high as $1 trillion annually. Security Solution Consultancy reported that their research had revealed a market of approximately $25 billion for document and product protection - a mere 5% to 6% of the total estimated losses due to counterfeiting.

     Our products are based on two principal technologies - customizable security inks that are suitable for almost every type of digital and impact printing on a wide variety of surfaces or substrates (e.g., paper documents, plastic identification cards, packaging materials and labels), and a sophisticated "full-spectrum" reader that uses proprietary software to quickly analyze marks printed with our specialty inks. Our security solutions are considered to be covert because our specialty inks are indistinguishable from standard non-security inks and are easily incorporated into variable and fully personalized data on documents, products, product labels, packaging, and designs.

     Our ink-based products provide a customized solution by creating a unique chemical code for each product line or document batch that can only be authenticated by our reader. Currently, two of our patent applications related to our RF technology (as described below) has been approved in the United States. In addition, one patent application for such technology has been approved in the European Union. We are currently seeking additional patent protection for such technology in certain European countries.

     We are currently working on the development of next-generation RF technology that is being designed to enable low-cost tagging of items. This RF technology is being designed to permit "no line of sight" identification and, if successfully developed, will be suitable for a variety of applications, including authentication, supply chain management and traceability, proof of ownership, and data carrying transactions. If successfully developed, we believe that such technology could eventually replace the familiar barcode technology and other electronic article surveillance solutions currently available.

CORPORATE HISTORY

     We were incorporated under the laws of the state of Nevada on April 22, 1997 under the name "Lil Marc, Inc." We were incorporated as a development stage enterprise in the baby products industry to develop, manufacture and market the "Lil Marc", a plastic toilet training device for young boys. Pursuant to an Agreement and Plan of merger, dated as of July 5, 2002, a wholly owned subsidiary of Lil Marc, Inc., LILM Acquisition Corp., a Delaware corporation, merged with and into InkSure Technologies Inc., a Delaware corporation, or InkSure Delaware. InkSure Delaware was the surviving corporation in the merger and became a wholly owned subsidiary of Lil Marc, Inc.

     Pursuant to the merger agreement, all outstanding options and warrants to purchase shares of InkSure Delaware common stock were exchanged or converted into options and warrants to purchase shares of our common stock on the same terms and conditions as were in effect prior to the effective time of the merger. The options and warrants issued with respect to such exchanged options and warrants are exercisable for such number of shares of our common stock equal to the number of whole shares of InkSure Delaware common stock subject to each such exchanged option or warrant immediately prior to the effective time of the Merger. The per share exercise price of options and warrants issued by us with respect to the exchanged options and warrants remained unchanged from the per share exercise price of the exchanged options and warrants. Upon consummation of the merger, our board of directors and management resigned and were replaced by InkSure Delaware's board of directors and management, and we began to carry on InkSure Delaware's business activities.

     On October 28, 2002, we also filed an amendment our Articles of Incorporation to, among other things, change our name from "Lil Marc, Inc." to "InkSure Technologies Inc." Effective on October 30, 2002, the OTC Bulletin Board stock symbol for our common stock was changed from "LILM" to "INKS.OB" We conduct our operations with and through our direct and indirect subsidiaries, InkSure Inc., a Delaware corporation formed in March 2000, IST Operating Inc., a Delaware corporation formed in May 2000 (formerly known as InkSure Technologies Inc. and referred to throughout this prospectus as InkSure Delaware), and InkSure Ltd., which was formed in December 1995 under the laws of Israel. We also have a subsidiary, InkSure RF Inc., a Delaware corporation formed in March 2000, which does not currently conduct any operations.

     On July 8, 2003, we reincorporated as a Delaware corporation by merging with and into a newly formed, wholly owned subsidiary.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS WITHIN THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. REFERENCE IS MADE IN PARTICULAR TO THE DISCUSSION SET FORTH UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, OR THE FORM 10-KSB, OUR QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2005 AND UNDER "BUSINESS" IN THE FORM 10-KSB, INCORPORATED IN THIS PROSPECTUS BY REFERENCE. SUCH STATEMENTS ARE BASED ON CURRENT EXPECTATIONS THAT INVOLVE A NUMBER OF UNCERTAINTIES INCLUDING THOSE SET FORTH IN THE RISK FACTORS BELOW. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

     IN THIS SECTION, "RISK FACTORS," REFERENCES TO "WE," "US," "OUR," AND "OURS" REFER TO INKSURE TECHNOLOGIES INC. AND ITS CONSOLIDATED SUBSIDIARIES.

WE HAVE A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOWS; WE MAY NOT BE PROFITABLE IN THE FUTURE.

     We have incurred substantial losses and negative cash flows since our inception. We had an accumulated deficit of approximately $9,774,000 at December 31, 2004 and $11,551,000 at September 30, 2005 and had a working capital (current assets less current liabilities) of approximately $1,990,000 at December 31, 2004 and $5,669,000 at September 30, 2005. We incurred losses of approximately $2,061,000 for the year ended December 31, 2004 and $1,777,000 for the nine months ended September 30, 2005.

     We expect to spend significant amounts to enhance our products and services, develop further sales and operations, and fund expansion. As a result, we will need to generate significant revenue to break even or achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

     Our operating expense levels are based on internal forecasts for future demand and not on firm customer orders for products or services. Our results may be affected by fluctuating demand for our products and services from one quarter to the next and by increases in the costs of components acquired from suppliers.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

     InkSure Delaware was formed in May 2000. We have a limited operating history on which to base an evaluation of our business and prospects. Our revenue and income potential are unproven. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages, particularly companies with limited capital in new and rapidly evolving markets. These risks and difficulties include our ability to develop our infrastructure; attract and maintain a base of end users; develop and introduce desirable products and services; provide customer support, personnel, and facilities to support our business; establish and maintain strategic relationships; and respond effectively to competitive and technological developments. Our business strategy may not be successful or may not successfully address any of these risks or difficulties.

IF WE CONTINUE TO RELY ON ONE MAJOR CUSTOMER FOR MOST OF OUR REVENUES, THE LOSS OF SUCH CUSTOMER COULD ADVERSELY AFFECT OUR BUSINESS.

     For the fiscal year ended December 31, 2004, sales to one of our new customers in the United States accounted for approximately 63% of our revenues. The loss of this customer, or any other customer that accounts for a significant portion of our revenues from time to time, could adversely affect our business, operating results and financial condition due to the substantial decrease in revenue such loss would represent.

IF OUR PRODUCT OFFERINGS ARE NOT ACCEPTED BY THE MARKET, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     We generate all of our revenue from sales of products and services relating to the "authentication industry." The market for providing these products and services is highly competitive and is affected by the introduction of new products and services that compete with the products and services offered by us. Demand for these products and services could be affected by numerous factors outside our control, including, among others, market acceptance by prospective customers, the introduction of new or superior competing technologies or products and services that are available on more favorable pricing terms than those being offered by us, and the general condition of the economy. Any market acceptance for our products and services may not develop in a timely manner or may not be sustainable. New or increased competition may result in market saturation, more competitive pricing, and lower margins. Our business, operating results and financial condition would be materially and adversely affected if the market for our products and services fails to grow, grows more slowly than anticipated, or becomes more competitive or if targeted customers do not accept our products and services and we experience a corresponding reduction in revenues, a higher loss and a failure to generate substantial revenues in the future.

WE HAVE A LONG AND VARIABLE SALES CYCLE WHICH CAN RESULT IN SIGNIFICANT FLUCTUATIONS IN OUR REVENUE FROM QUARTER TO QUARTER.

     The sales cycle of our products, which is the period of time between the identification of a potential customer and completion of the sale, is typically long and subject to a number of significant risks over which we have little control. As our operating expenses are based on anticipated revenue levels, a small fluctuation in the timing of sales can cause our quarterly operating results to vary significantly from period to period. If revenue falls significantly below anticipated levels, our business would be seriously harmed. Investors can also anticipate uneven revenue results, which may be reflected in a volatile market price for our stock.

WE FACE POTENTIAL LIABILITY DUE TO PRODUCT DEFECTS AND MAY INCUR SIGNIFICANT LIABILITIES IN DEFENDING LAWSUITS OVER ANY SUCH DEFECTS.

     Authentication products as complex as those offered by us may contain undetected errors or defects when first introduced or as new versions are released. Despite testing by us and by current and potential customers, errors may be found in new authentication products after commencement of commercial shipments resulting in product recalls and market rejection of our authentication products and resulting in damage to our reputation, as well as lost revenue, diverted development resources and increased support costs. In addition, our product liability insurance, if any, may be insufficient to cover claims related to errors or defects in our authentication products.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE AUTHENTICATION MARKET.

     Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We regard protection of our proprietary rights as critical to our success, and rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have applied for three patents covering various methods of marking documents for the purpose of authentication and three patents related to the radio frequency authentication and security technology, or RF technology, being developed by us. Currently, only two of our patent applications related to our RF technology have been approved in the United States. In addition, one patent application for such technology has been approved in the European Union. We are currently seeking additional patent protection for such technology in certain European countries.

     We are also seeking protection under the Patent Cooperation Treaty. We may file for additional patents as we determine appropriate. A patent may not be issued with respect to any patent application filed by us or the scope of any claims granted in any patent may not provide meaningful proprietary protection or a competitive advantage to us. The validity or enforceability of patents which may be issued or licensed may be challenged by others and, if challenged, may not be upheld by a court. In addition, competitors may be able to circumvent any patents that may be issued or licensed to us. Due to our reliance on our proprietary technology, our inability to protect our proprietary rights adequately would have a material adverse effect on us.

     We generally have entered into agreements containing confidentiality and nondisclosure provisions with our employees and consultants which limit access to and distribution of our documentation and other proprietary information. However, the steps taken by us may not prevent misappropriation of our technology and agreements entered into for that purpose may not be enforceable.

     Notwithstanding the precautions taken by us, a third party may be able to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Policing unauthorized use of our technology is difficult. The laws of other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could have a material adverse effect on our business, operating results, and financial condition due to the substantial costs and diversion of resources. See "Risk Factors -- We are a co-defendant in a litigation, and we could incur significant liabilities in defense of this lawsuit or in damages if our defense is unsuccessful."

     In addition, we have entered into several agreements pursuant to which we have granted third parties broad, exclusive rights to distribute and sell certain of our technology, subject to customary provisions governing confidentiality and nondisclosure. Failure of these third parties to effectively market products and services based upon our technology could have a material adverse effect on our business, operating results, and financial condition due to the lack of revenues expected to be generated from such agreements.

WE WILL HAVE TO KEEP PACE WITH NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE IN ORDER TO REMAIN COMPETITIVE IN THE MARKETPLACE.

     If we are able to sufficiently penetrate the market with our products and services, our future success will depend upon our ability to keep pace with technological developments and respond to evolving customer demands. Failure to anticipate or respond adequately to technological developments or significant delays in product development could damage our potential position in the marketplace and could have a material adverse effect on our business, operating results, and financial condition. With our current limited financial and technical resources, we may not be able to develop or market new products, services or enhancements to our existing product and service offerings. It is possible that we could experience significant delays in these endeavors. Any failure to successfully develop and market products and services and product and service enhancements could have a material adverse effect on our business, operating results and financial condition. See "Risk Factors -- If our product offerings are not accepted by the market, our business may be adversely affected."

WE FACE COMPETITION AND PRICING PRESSURES FROM LARGER, WELL FINANCED AND MORE RECOGNIZED COMPANIES AND WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE WITH SUCH COMPANIES.

     The market for our products and services is highly competitive. Many of our competitors have far greater financial, human, and other resources. Barriers to entry in our business are relatively insubstantial and companies with substantially greater financial, technical, marketing, manufacturing and human resources, as well as those with far greater name recognition than us, may also attempt to enter the market. We believe that our ability to compete depends on our technology and price, as well as on our distribution channels and the quality of our products and services. If we do not successfully compete, we will not generate significant revenues or profits.

WE DEPEND ON THIRD PARTIES FOR INFRASTRUCTURE AND SUPPLIES, THE LOSS OF WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

     With regard to our products, we are dependent in part on the availability of equipment, supplies and services provided by independent third parties. Currently, we use a limited number of suppliers in order to take advantage of volume discounts. If one of our suppliers were unable to meet our supply demands and we could not quickly replace the source of supply, it could have a material adverse effect on our business, operating results and financial condition, for reasons including a delay of receipt of revenues and damage to our business reputation.

WE DEPEND ON OUR SENIOR MANAGEMENT AND KEY EMPLOYEES, THE LOSS OF WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our success depends to a large degree upon the skills of our senior management team and current key employees and upon our ability to identify, hire, and retain additional sales, marketing, technical and financial personnel. We may be unable to retain our existing key personnel or attract and retain additional key personnel. We do not maintain key person life insurance for any of our officers or key employees. We require our executives and key employees to enter into non-competition agreements with us. Due to our reliance on our senior management and key employees, the loss of any of our key executives, the use of proprietary or trade secret data by former employees who compete with us, or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN AND SUCH MISMANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO GROW.

     We anticipate a period of significant growth in connection with expansion of our marketing efforts and business. The resulting strain on our managerial, operational, financial, and other resources could be significant and could render our increased marketing efforts useless. Our ability to manage our growth effectively will require us to continue to improve our operations, financial and managerial controls, reporting systems and procedures. If we are successful in achieving our growth plans, such growth is likely to result in increased responsibility for our management; and our management may not be able to successfully manage such growth due to their lack of experience in managing companies of our size.

THE SUCCESS OF OUR JOINT VENTURES IS DEPENDENT ON THE PERFORMANCE OF OUR JOINT VENTURE PARTNERS OF THEIR CONTRACTUAL OBLIGATIONS.

     We enter into various joint ventures as part of our marketing and sales efforts. Success of these joint ventures depends largely on the satisfactory performance by our partners of their contractual obligations. If our joint venture partners fail to perform their contractual obligations as a result of financial or other difficulties, our revenues will decline as a result of reduced revenues and we may be required to make additional investments towards our sales and marketing efforts. These lost revenues and additional investment obligations could result in reduced profits or in losses for us.

OUR RESEARCH AND DEVELOPMENT EFFORTS FOR NEW PRODUCTS MAY BE UNSUCCESSFUL.

     We incur significant research and development expenses to develop new products and technologies in an effort to maintain our competitive position in a market characterized by rapid rates of technological advancement. There can be no assurance that any of these products or technologies will be successfully developed or that, if developed, will be commercially successful. In the event that we are unable to develop commercialized products from our research and development efforts or we are unable or unwilling to allocate amounts beyond our currently anticipated research and development investment, we could lose our entire investment in these new products and technologies. Any failure to translate research and development expenditures into successful new product introductions could have an adverse effect on our business.

OUR SPECIALTY INKS INCLUDE VARIOUS CHEMICALS AND ARE SUBJECT TO CERTAIN ENVIRONMENTAL REGULATIONS, FOR WHICH WE COULD INCUR SIGNIFICANT LIABILITIES FOR PROBLEMS RELATING TO THEIR SHIPPING AND STORAGE.

     Our operations are subject to federal, state, local, and foreign environmental laws and regulations. Our specialty inks include various chemicals, some of which may be hazardous substances and subject to various government regulations relating to our transfer, handling, packaging, use, and disposal of such substances. We may store these chemicals or inks at our facilities in the United States and Israel, and a shipping company may ship them at our direction. We could face potential liability for problems that may arise when we store or ship these inks or chemical components. To the extent future laws and regulations are adopted or interpretations of existing laws and regulations change, new requirements may be imposed on our future activities or may create liability retroactively. Failure to comply with applicable rules and regulations could subject us to monetary damages and injunctive action, which could have a material adverse effect on our business, financial condition or results of operations.

SOME OF OUR PRODUCTS IN DEVELOPMENT WILL BE SUBJECT TO GOVERNMENT REGULATION OF RADIO FREQUENCY TECHNOLOGY WHICH COULD CAUSE A DELAY OR INABILITY TO INTRODUCE SUCH PRODUCTS IN THE UNITED STATES' AND OTHER MARKETS.

     The rules and regulations of the United States Federal Communications Commission, or the FCC, limit the radio frequency used by and level of power emitting from electronic equipment. Our scanning device and next-generation radio frequency technology scanning equipment will be required to comply with these FCC rules which may require certification, verification or registration of the equipment with the FCC. Currently, we do not have FCC approval for our equipment. Certification and verification of new equipment requires testing to ensure the equipment's compliance with the FCC's rules. The equipment must be labeled according to the FCC's rules to show compliance with these rules. Testing, processing of the FCC's equipment certificate or FCC registration, and labeling, may increase development and production costs and could delay introduction of our verification scanning device and next-generation radio frequency technology scanning equipment into the United States' market. Electronic equipment permitted or authorized to be used by the FCC through our certification or verification procedures must not cause harmful interference to licensed FCC users, and it is subject to radio frequency interference from licensed FCC users. Selling, leasing or importing non-compliant equipment is considered a violation of FCC rules and federal law and violators may be subject to an enforcement action by the FCC. Any failure to comply with the applicable rules and regulations of the FCC could subject us to monetary action or an injunction and could have a material adverse effect on our business, operating results and financial condition. In addition, certain other countries may impose similar or more burdensome regulations.

WE ARE A CO-DEFENDANT IN A LITIGATION, AND WE COULD INCUR SIGNIFICANT LIABILITIES IN DEFENSE OF THIS LAWSUIT OR IN DAMAGES IF OUR DEFENSE IS UNSUCCESSFUL.

     On December 12, 1999, Secu-Systems filed a lawsuit with the District Court in Tel Aviv-Jaffa against Supercom Ltd. (InkSure Delaware's former parent company) and InkSure Ltd. seeking a permanent injunction and damages. The plaintiff asserted in its suit that the printing method applied to certain products that have been developed by InkSure Ltd. constitutes inter alia: (a) breach of a confidentiality agreement between the plaintiff and Supercom; (b) unjust enrichment of Supercom and InkSure Ltd.; (c) breach of fiduciary duties owed to the plaintiff by Supercom and InkSure Ltd.; and (d) a tort of misappropriation of trade secret and damage to plaintiff's property. Secu-Systems seeks, among other things, an injunction and a 50% share of profits from the printing method at issue. We received a letter, dated July 30, 2005, from the law firm of Yossi Avraham, Arad & Co., which stated that, based on the facts provided to it by Supercom and InkSure Ltd., the probability is small that a court would grant either the permanent injunction or a substantial amount of damages in connection with Secu-Systems' complaint. At the beginning of 2004 we submitted our closing arguments to the court, and Secu-Systems replied to our closing arguments. We expect the Court to render its decision at the beginning of 2006. If Secu-Systems were to win the litigation, we could be forced to make a one-time payment in connection with past damages and/or payments based on our future revenues and profits. Such payments could have a material adverse effect on our business, operating results and financial condition.

CONDITIONS IN ISRAEL AFFECT THE OPERATIONS OF OUR SUBSIDIARY IN ISRAEL AND MAY LIMIT OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES.

     InkSure Ltd., our principal operating subsidiary, is incorporated under Israeli law and its principal office, manufacturing facility and research and development facility are located in Israel. Political, economic and military conditions in Israel directly affect InkSure Ltd.'s operations. Since the establishment of the state of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite negotiations to effect peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Since October 2000, there has been a significant increase in violence primarily in the West Bank and Gaza Strip, negotiations between Israel and the Palestinian Authority are strained and there has been increased military activity characterized by some as war. Violence has spread to Jerusalem and areas near Tel Aviv. Furthermore, several countries still restrict trade with Israeli companies, which may limit our ability to make sales in, or purchase components from, those countries. Any future armed conflict, political instability, continued violence in the region or trade restrictions could limit our ability to operate our business and could have a material adverse effect on our business, operating results and financial condition.

OUR OPERATIONS COULD BE DISRUPTED AS A RESULT OF THE OBLIGATION OF MANAGEMENT OR KEY PERSONNEL OF INKSURE LTD. TO PERFORM MILITARY SERVICE.

     Generally, all male adult citizens and permanent residents of Israel under the age of 45 are, unless exempt, obligated to perform up to 36 days of military reserve duty annually. Additionally, all Israeli residents of this age are subject to being called to active duty at any time under emergency circumstances. Some of the officers and employees of InkSure Ltd. are currently obligated to perform annual reserve duty. Our operations could be disrupted by the absence for a significant period of one or more of InkSure Ltd.'s officers or key employees due to military service. Any such disruption could limit our ability to operate our business and could affect our business, results and financial condition.

UNDER CURRENT ISRAELI LAW, INKSURE LTD. MAY NOT BE ABLE TO ENFORCE COVENANTS NOT TO COMPETE WHICH COULD HAVE A NEGATIVE EFFECT ON OUR OPERATIONS IN ISRAEL.

     InkSure Ltd. has non-competition agreements with all of its employees. These agreements prohibit its employees, if they cease working for InkSure Ltd., from directly competing with it or working for its competitors, generally, for up to 12 months. However, we have been advised by our Israeli counsel, Yossi Avraham & Co., that Israeli courts are reluctant to enforce non-compete undertakings of former employees.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE UNITED STATES DOLLAR AND FOREIGN CURRENCIES MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

     We incur expenses for our operations in Israel in new Israeli shekels (NIS) and translate these amounts into United States dollars for purposes of reporting consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, we hold foreign currency balances, primarily Israeli shekels, that will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price. In addition, future currency exchange losses may increase if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars or other currencies.

WE ARE EXPOSED TO SPECIAL RISKS IN FOREIGN MARKETS WHICH MAY RESTRICT OUR ABILITY TO CONVERT LOCAL CURRENCY INTO UNITED STATES DOLLARS OR ISRAELI SHEKELS AND THEREBY FORCE US TO CURTAIL OUR BUSINESS OPERATIONS.

     In conducting our business in foreign countries, we are subject to political, economic, legal, operational and other risks that are inherent in operating in other countries. These risks range from difficulties in settling transactions in emerging markets to possible nationalization, expropriation, price controls and other restrictive governmental actions. We also face the risk that exchange controls or similar restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency received or held by it in their countries into United States dollars or other currencies, or to take those dollars or other currencies out of those countries.

UNDER ISRAELI LAW, OUR STOCKHOLDERS MAY FACE DIFFICULTIES IN THE ENFORCEMENT OF CIVIL LIABILITIES AGAINST OUR SUBSIDIARY INKSURE LTD., ITS OFFICERS, DIRECTORS OR PROFESSIONAL ADVISORS.

     InkSure Ltd. is incorporated under Israeli law and its principal office, manufacturing facility and research and development facility are located in Israel. Certain of the directors and InkSure Ltd.'s professional advisors are residents of Israel or otherwise reside outside of the United States. All or a substantial portion of the assets of such persons are or may be located outside of the United States. It may be difficult to effect service of process within the United States upon InkSure Ltd. or upon any such directors or professional advisors or to realize in the United States upon judgments of United States' courts predicated upon civil liability of InkSure Ltd. or such persons under United States federal securities laws. Inksure Ltd. has been advised by its counsel that Israeli courts may not (i) enforce judgments of United States' courts obtained against InkSure Ltd. or such directors or professional advisors predicated solely upon the civil liabilities provisions of United States' federal securities laws, or (ii) impose liabilities in original actions against InkSure Ltd. or such directors and professional advisors predicated solely upon such United States' laws. However, subject to certain time limitations, Israeli courts will enforce foreign (including United States) final executory judgments for liquidated amounts in civil matters, obtained after due trial before a court of competent jurisdiction which recognizes similar Israeli judgments, provided that (1) due process has been observed, (2) such judgments or the execution thereof are not contrary to Israeli law, public policy, security or sovereignty,
(3) such judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties and (4) an action between the same parties in the same matter is not pending in any Israeli court at the time the law suit is instituted in the foreign court.

WE HAVE A STOCKHOLDER THAT IS ABLE TO EXERCISE SUBSTANTIAL INFLUENCE OVER US AND ALL MATTERS SUBMITTED TO OUR STOCKHOLDERS WHICH MAY MAKE US DIFFICULT TO BE ACQUIRED AND LESS ATTRACTIVE TO NEW INVESTORS.

     ICTS International, N.V., or ICTS, and its affiliates beneficially own, according to its most recently scheduled 13D, 4,281,737 shares of our common stock, representing approximately 28% of our outstanding common stock, based on 15,161,325shares of common stock currently outstanding. Such ownership interest gives ICTS and its affiliates substantial influence over the outcome of all matters submitted to our stockholders, including the election of directors and the adoption of a merger agreement, and such influence could make us a less attractive acquisition or investment target. In addition, our officers and directors beneficially own a significant amount of our common stock, which may have a similar effect as ICTS' ownership of our common stock.

WE ARE DISPUTING THE VALIDITY OF THE ISSUANCE OF AN OPTION TO PURCHASE SHARES OF INKSURE DELAWARE COMMON STOCK, WHICH IF DETERMINED TO BE VALID WOULD INCREASE THE NUMBER OF OUR SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS.

     We are disputing the valid issuance of an option to purchase 300,480 shares of InkSure Delaware common stock that was issued prior to the reverse acquisition merger at an exercise price of $ 0.50 per share. If our position in this dispute does not prevail we would be forced to accept the validity of the issuance of this option and convert it into an option to purchase shares of our common stock. We are in the process of evaluating the validity of the grant with our legal counsel. This claim has not matured to legal proceeding at this point, and therefore our legal counsel and management can not predict the outcome of this claim.

OUR CERTIFICATE OF INCORPORATION CONTAINS ANTI-TAKEOVER PROVISIONS WHICH COULD ADVERSELY AFFECT THE VOTING POWER OR OTHER RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

     Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock and our board of directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Such authority, together with certain provisions of Delaware law and of our certificate of incorporation and bylaws, may have the effect of delaying, deterring or preventing a change in control of us, may discourage bids for the common stock at a premium over the market price and may adversely affect the market price, and the voting and other rights of the holders of the common stock. Although we have no present intention to issue any additional shares of our preferred stock, we may do so in the future. The board of directors of a Delaware corporation may issue rights, options, warrants or other convertible securities, (hereinafter the "rights"), entitling the holders of the rights to purchase, receive or acquire shares or fractions of shares of the corporation or assets or debts or other obligations of the corporation, upon such terms as are determined by the board of directors. Our board of directors is free, subject to their fiduciary duties to stockholders, to structure the issuance or exercise of the rights in a manner which may exclude "significant stockholders," as defined, from being entitled to receive such rights or to exercise such rights or in a way which may effectively prevent a takeover of the corporation by persons deemed hostile to management. Nothing contained in our certificate of incorporation will prohibit our board of directors from using these types of rights in this manner.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND ARE UNLIKELY TO DO SO FOR THE FORESEEABLE FUTURE.

     We have never paid cash or other dividends on our common stock. It is our intention to retain any earnings to finance the operation and expansion of our business, and therefore, we do not expect to pay any cash dividends on our common stock in the foreseeable future.

THE TRADING MARKET FOR OUR COMMON STOCK IS VOLATILE WHICH MAY PREVENT A STOCKHOLDER FROM SELLING ITS STOCK AT THE TIME OR PRICE THEY DESIRE.

     Our common stock is traded on the over-the-counter market with quotations published on the Over-the-Counter Bulletin Board under the symbol "INKS.OB". The trading volume of our common stock historically has been limited and sporadic, and the stock prices have been volatile. For example, during the twelve months prior to December 5, 2005, our common stock traded at prices ranging from $1.10 to $4.17. As a result of the limited and sporadic trading activity, the quoted price for our common stock on the over-the-counter market is not necessarily a reliable indicator of its fair market value. The price at which our common stock will trade in the future may be highly volatile and may fluctuate as a result of a number of factors, including, without limitation, quarterly variations in our operating results (which have historically been, and we expect to continue to be, substantial) and actual or anticipated announcements of new products or services by us, other business partners, or competitors, as well as the number of shares available for sale in the market. If we are not able to develop an active public trading market for our common stock, our stockholders may have limited liquidity and may be forced to hold the shares for an indefinite period of time.

"PENNY STOCK" RULES MAY RESTRICT THE MARKET FOR OUR COMMON STOCK AND MAY AFFECT OUR STOCKHOLDERS' ABILITY TO SELL THEIR SHARES IN THE SECONDARY MARKET.

     Our common stock is subject to rules promulgated by the Securities and Exchange Commission relating to "penny stocks," which apply to companies whose shares are not traded on a national stock exchange or on the Nasdaq small-cap or national market systems, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the commission. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for our common stock. These rules could also hamper our ability to raise funds in the primary market for our common stock and may affect our stockholders' ability to sell their shares in the secondary market.

THE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE REPRESENTS NEARLY ALL OF OUR OUTSTANDING COMMON STOCK AND THUS MAY ADVERSELY AFFECT THE MARKET FOR OUR COMMON STOCK.

     Of the 15,161,325 shares of common stock held by our present stockholders as of December 5, 2005, 6,067,698 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not our affiliate and who has satisfied a two-year holding period. In addition, 3,500,000 shares of common stock underlying both current options to purchase our common stock and future issuances of options to purchase our common stock are being registered for resale. The substantial number of shares eligible for sale could cause our common stock price to be less than it would be in the absence of such an offering, whether or not such shares are actually sold, and sales of a significant number of such shares at any one time could further decrease our stock price.

WE WILL FACE A NEED FOR ADDITIONAL CAPITAL AND MAY NEED TO CURTAIL OUR OPERATIONS IF IT IS NOT AVAILABLE.

     We believe that our current cash and cash equivalents will satisfy our operating capital needs for at least twelve months based upon our currently anticipated business activities. On September 30, 2005, we completed a private placement of convertible notes in the aggregate principal amount of $6,000,000. However, we will need additional capital, even within twelve months, if we undertake large projects. Our need for additional capital to finance our operations and growth will be greater should, among other things, our revenue or expense estimates prove to be incorrect. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which would adversely affect our prospects, business, operating results and financial condition by forcing us to curtail our operations or not pursue opportunities which present themselves. Our recently completed convertible notes financing arrangement (see "Recent Developments - Private Placement of Convertible Notes" below) includes various covenants limiting our ability to incur additional indebtedness, pay dividends, make redemptions or incur liens. We also granted the investors full ratchet anti-dilution protection with respect to any future stock issuances below the initial conversion price and, for the first 18 months following the effectiveness of a registration statement covering the shares of common stock underlying the convertible notes, the right to participate up to one-third with any subsequent equity or equity-linked capital raising by us. These provisions may adversely affect our ability to raise additional capital.

OUR CONVERTIBLE DEBT HAS A FULL RATCHET ANTI-DILUTION PROVISION, WHICH, IF TRIGGERED, COULD SIGNIFICANTLY DILUTE OUR STOCKHOLDERS.

     On September 30, 2005, we completed a private placement of convertible notes in the aggregate principal amount of $6,000,000 (see "Recent Developments
- Private Placement of Convertible Notes" below). The convertible notes are convertible into shares of our common stock at an initial conversion price of $3.00 per share. Based on this initial conversion price we would issue approximately 2,000,000 shares of common stock upon conversion in full of the $6,000,000 of convertible notes. The convertible notes contain a full ratchet anti-dilution provision, which provides, unlike a more traditional weighted average anti-dilution provision, that if we issue convertible or equity securities in the future (subject to certain exceptions) at a price per share less than the conversion price, the conversion price of the convertible notes will be automatically adjusted down to that lesser price. In such case, the number of shares into which the convertible note is convertible would increase correspondingly. Accordingly, if we trigger the full ratchet anti-dilution provision, our stockholders could suffer substantial dilution.

                              SELLING STOCKHOLDERS

     The Selling Stockholders are hereby offering Shares which have been or may hereafter be acquired by such Selling Stockholders upon the exercise of options granted under the Plans. In addition to the persons named below, the Selling Stockholders include certain unnamed non-affiliates, each of whom holds less than 1,000 shares or one percent (1%) of the shares of common stock issuable under the Plans, and who may use this prospectus for reoffers and resales of up to that amount of Shares. The names of additional Selling Stockholders and the number of Shares offered hereby by them may be added to this prospectus from time to time by an addendum or supplement to this prospectus. Other persons who acquire Shares from the Selling Stockholders may also be identified as Selling Stockholders by means of an addendum or supplement to this prospectus.

     The following table sets forth certain information with respect to the Selling Stockholders as of December 5, 2005.

     The percentage interest of each Selling Stockholder is based on the beneficial ownership of that Selling Stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that Selling Stockholder (but not any other Selling Stockholder) when exercising options, warrants or other rights in the future.

     The number of shares of common stock issued and outstanding on December 5, 2005 was 15,161,325. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding at December 5, 2005, plus shares of common stock subject to options and warrants held by such person as of at December 5, 2005 or exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

                                                       SHARES
                                  SHARES            BENEFICIALLY                       OWNERSHIP     OWNERSHIP
                               BENEFICIALLY            OWNED          SHARES HEREBY     PERCENT       PERCENT
                               OWNED BEFORE          AFTER THE         OFFERED FOR    PRIOR TO THE     AFTER
NAME AND ADDRESS**             THE OFFERING           OFFERING            SALE          OFFERING   THE OFFERING
------------------             ------------           --------            ----          --------   ------------
Albert Attias (1)                   46,000                  0             46,000            *            *

Yaron Meerfeld (2)                 718,085            544,418            173,667          4.7%         3.5%

Elie Housman (3)                 1,129,907            534,771            595,136          7.1%         3.3%

Eyal Bigon (4)                     122,334                  0            122,334            *            *

James E. Lineberger (5)            969,363            913,363             56,000          6.2%         5.9%

Michael Acks (6)                    27,000                  0             27,000            *            *

David W. Sass (7)                   60,706             14,706             46,000            *            *

Philip M. Getter (8)               104,530             73,530             31,000            *            *

----------

     *    Less than 1% of the outstanding common stock.

     ** Except as otherwise indicated, the address of each Selling Stockholder is c/o InkSure Technologies Inc., 1770 N.W., 64th Street, Ste. 350, Fort Lauderdale, Florida 33309.

     1. Albert Attias is a member of our board of directors. Includes 46,000 shares of common stock underlying options.

     2. Yaron Meerfeld is our Chief Operating Officer and a member of our board of directors. Includes 249,158 shares of common stock underlying options and warrants.

     3. Elie Housman is our Chief Executive Officer and a member of our board of directors. Includes 758,862 shares of common stock underlying options and warrants, 478,469 of which were granted under the Housman Employment Agreement Plan.

     4. Eyal Bigon is our Chief Financial Officer. Includes 136,667 shares of common stock underlying options.

     5. James Lineberger is a member of our board of directors. Includes 56,000 shares of common stock underlying options and 100,000 shares of common stock owned by the James E. Lineberger IRA. Includes shares held by the Irrevocable Trust of James E. Lineberger u/a 12/17/98, which holds 255,744 warrants to purchase common stock, 100,000 shares of common stock underlying convertible notes and 457,619 shares of common stock. Mr. Lineberger does not have voting or dispositive authority over the shares held by the trust. Does not include shares held by L & Co., LLC, which holds 153,452 warrants to purchase common stock and 299,571 shares of common stock. Mr. Lineberger is the Managing Member of Lineberger & Co., LLC. Lineberger & Co., LLC is the Manager of L & Co., LLC. Mr. Lineberger has no direct ownership in such securities owned by L & Co., LLC.

     6. Michael Acks is a member of our board of directors. Includes 27,000 shares of common stock underlying options.

     7. David Sass is a member of our board of directors. Includes 53,353 shares of common stock underlying options and warrants.

     8. Philip Getter is a member of our board of directors. Includes 67,765 shares of common stock underlying options and warrants.

                              PLAN OF DISTRIBUTION

     The Shares of our common stock offered by this prospectus may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Shares offered by this prospectus may be effected in one or more transactions that may take place on the over-the-counter bulletin board, or otherwise, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such shares as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. Underwriter's discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Stockholder in connection with sales of such Shares.

     In order to comply with certain state securities laws, if applicable, the Shares offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares offered by this prospectus may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     In addition, any Shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 701 promulgated under the Securities Act may be sold under such rules rather than pursuant to this prospectus.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in a distribution of the Shares offered by this prospectus may not simultaneously engage in certain activities prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under such act, including Regulation M, which provisions may limit the timing of purchases and sales of any of such Shares by the Selling Stockholders or any such other person. All of the foregoing may affect the marketability of the Shares covered by this prospectus. We will bear all expenses of the offering, except that the Selling Stockholders will pay any applicable brokerage fees or commissions and transfer taxes.

     We cannot assure you that any of the Selling Stockholders will offer for sale or sell any or all of the Shares covered by this prospectus.

                                 USE OF PROCEEDS

     We are unable to predict the time, if ever, when options and awards will be granted under the 2002 Stock Option Plan and when the options granted under the Plans will be exercised. Therefore, we are unable to estimate the net proceeds from grants and exercises. Moreover, the 2002 Stock Option Plan allows restricted stock awards to be granted without payment to us and also permits certain methods of exercising options which would not result in us receiving any cash proceeds. It is expected that the net proceeds from the grant of restricted stock awards, if any, and from the sale of shares to the Selling Stockholders upon the exercise of options, if any, will be used by us for general corporate purposes. We will not receive any proceeds from the subsequent sale of shares by the Selling Stockholders.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of New York, New York. Certain corporate and litigation matters have been passed upon by Yossi Avraham, Arad & Co., 3 Daniel Frisch Street, Tel-Aviv, Israel 64731.

     No person is authorized to give any information or to make any representations with respect to shares not contained in this prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy shares of common stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

                                     EXPERTS

     Brightman Almagor & Co., CPA, a member of Deloitte Touche Tohmatsu, independent auditors, have audited our consolidated financial statements at December 31, 2004, and for each of the two years in the period ended December 31, 2004, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statements in reliance on Brightman Almagor & Co.'s report, given their authority as experts in accounting and auditing.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     We are subject to certain informational reporting requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

     We will provide without charge to each person, including beneficial owners, to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Eyal Bigon, Chief Financial Officer, InkSure Technologies Inc., 1770 N.W. 64th Street, Ste. 350, Fort Lauderdale, Florida 33309. The telephone number at this location is 954-772-8507.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the Commission are incorporated herein by reference:

     (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

     (b) Our Quarterly Report on Form 10-QSB for the quarter ended March 31,
2005.

     (c) Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

     (d) Our Periodic Report on Form 8-K filed on April 14, 2005.

     (e) Our Periodic Report on Form 8-K filed on May 24, 2005.

     (f) Our Periodic Report on Form 8-K filed on October 3, 2005.

     (g) The description of our common stock contained in our Registration Statement on Form SB-2 (File No. 333-104790) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this prospectus and to be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents filed by us with the Commission are incorporated herein by reference:

     (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

     (b) Our Quarterly Report on Form 10-QSB for the quarter ended March 31,
2005.

     (c) Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

     (d) Our Periodic Report on Form 8-K filed on April 14, 2005.

     (e) Our Periodic Report on Form 8-K filed on May 24, 2005.

     (f) Our Periodic Report on Form 8-K filed on October 3, 2005.

     (g) The description of our common stock contained in our Registration Statement on Form SB-2 (File No. 333-104790) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by us after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Incorporated herein by reference from Registration Statement on Form S-B2, No. 333-104790.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

EXHIBIT NO.    DESCRIPTION
-----------    -----------

3.1 Certificate of Change in Number of Authorized Shares of Class and Series of the Company. (Incorporated by reference to the Company's report filed on Form 8-K, filed with the Commission on November 8, 2002.)

3.2 Certificate of Amendment of Articles of Incorporation of the Company. (Incorporated by reference to the Company's report filed on Form 8-K, filed with the Commission on November 8, 2002.)

3.3 Articles of Incorporation of the Company. (Incorporated by reference to the Company's Form 10-SB, filed with the Commission on June 10, 1998.)

3.4 Amendment to By-Laws of the Company. (Incorporated by reference to the Company's Quarterly Report on Form 10-QSB, filed with the Commission on November 14, 2002.)

3.5 By-Laws of the Company. (Incorporated by reference to the Company's Form 10-SB, filed with the Commission on June 10, 1998.)

5.1*           Opinion and consent of Mintz Levin Cohn Ferris Glovsky and Popeo,
               P.C.

23.1* Consent of Brightman Almagor & Co., Certified Public Accountants, a member firm of Deloitte Touche Tohmatsu, independent auditors of the Registrant.

23.2*          Consent of Yossi Avraham, Arad & Co.

24.1*          Power of Attorney. (Included on Signature Page.)

99.1           2002 Employee, Director and Consultant Stock Option Plan.
               (Incorporated by reference to the registrant's Quarterly Report on Form 10-QSB, filed with the SEC on November 14, 2002.)

99.2 Employment Agreement, dated February 6, 2002, by and between the Company and Elie Housman. (Incorporated by reference to the Company's Form 10-QSB, filed with the Commission on November 14, 2002.)


* filed herewith

ITEM 9. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, That:

          (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (ss. 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement; and

          (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (ss. 239.13 of this chapter), or Form F-3 (ss. 239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) that is part of the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 7, 2005.

INKSURE TECHNOLOGIES INC.


BY: /S/ Elie Housman                              /S/ Eyal Bigon
--------------------                              --------------
Elie Housman                                      Eyal Bigon
Chairman and Chief Executive Officer              Chief Financial Officer
(Principal Executive Officer)                     (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Elie Housman, Yaron Meerfeld and Eyal Bigon and each of them, to file one or more amendments (including additional post-effective amendments) to this registration statement, which amendments may make such changes as any of such persons deem appropriate, and each person, individually and in each capacity stated below, hereby appoints each of such persons as attorney-in-fact to execute in his name and on his behalf any of such amendments to the registration statement.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                    TITLE                               DATE
---------                    -----                               ----

/s/ Elie Housman             Chief Executive Officer,            December 7,2005
-----------------------      Chairman and Director
Elie Housman                 (Principal Executive Officer)

/s/ Yaron Meerfeld           Chief Operating Officer and         December 7,2005
-----------------------      Director
Yaron Meerfeld

/s/ Eyal Bigon               Chief Financial Officer,            December 7,2005
-----------------------      Secretary and Treasurer
Eyal Bigon                   (Principal Financial and
                             Accounting Officer)

/s/ James E. Lineberger      Director                            December 7,2005
-----------------------
James E. Lineberger

/s/ Michael Acks             Director                            December 7,2005
-----------------------
Michael Acks

/s/ Albert Attias            Director                            December 7,2005
-----------------------
Albert Attias

/s/ David W. Sass            Director                            December 7,2005
-----------------------
David W. Sass

/s/ Philip M. Getter         Director                            December 7,2005
-----------------------
Philip M. Getter